UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Makita Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

560877300

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ : Rule 13d-1(b)

☐  : Rule 13d-1(c)

☐  : Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 560877300

1	NAME OF REPORTING PERSON Mitsubishi UFJ Financial Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,888,303
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 9,888,303
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,888,303
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 560877300

1	NAME OF REPORTING PERSON The Bank of Tokyo–Mitsubishi UFJ, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,213,223
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 5,213,223
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,213,223
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.6%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 560877300

1	NAME OF REPORTING PERSON Mitsubishi UFJ Trust and Banking Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,489,600
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 3,489,600
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,489,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.4%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 560877300

1	NAME OF REPORTING PERSON Mitsubishi UFJ Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 295,480
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 295,480
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 295,480
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 560877300

1	NAME OF REPORTING PERSON Mitsubishi UFJ Securities International plc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION London, United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 241,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 241,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 241,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 560877300

1	NAME OF REPORTING PERSON Mitsubishi UFJ Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 890,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 890,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 890,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 560877300

ITEM 1

(a)	Name of Issuer

Makita Corporation

(b)	Address of Issuer’s Principal Executive Offices

11-8 Sumiyoshi-cho 3-chome, Anjo, Aichi 446-8502, Japan

ITEM 2

(a)	Names of Persons Filing

Mitsubishi UFJ Financial Group, Inc. (“MUFG”)

The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”)

Mitsubishi UFJ Trust and Banking Corporation (“MUTB”)

Mitsubishi UFJ Securities Co., Ltd. (“MUS”)

Mitsubishi UFJ Securities International plc (“MUSI”)

Mitsubishi UFJ Asset Management Co., Ltd. (“MUAM”)

(b)	Address of Principal Business Office or, if none, Residence

MUFG:

7-1 Marunouchi 2-chome, Chiyoda-ku

Tokyo 100-8330, Japan

BTMU:

7-1 Marunouchi 2-chome, Chiyoda-ku

Tokyo 100-8388, Japan

MUTB:

4-5 Marunouchi 1-chome, Chiyoda-ku

Tokyo 100-8212, Japan

MUS:

4-1 Marunouchi 2-chome, Chiyoda-ku

Tokyo 100-6334, Japan

MUSI:

6 Broadgate, London EC2M 2AA

United Kingdom

MUAM:

4-5 Marunouchi 1-chome, Chiyoda-ku

Tokyo 100-8212, Japan

CUSIP NO. 560877300

(c)       Citizenship

Not applicable.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

560877300

ITEM 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
MUFG:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☒	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).
BTMU:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) ☒	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

CUSIP NO. 560877300

(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).
MUTB:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) ☒	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).
MUS:	(a) ☒	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP NO. 560877300

(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).
MUSI:	(a) ☒	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) ☒	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).
MUAM:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) ☒	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

CUSIP NO. 560877300

ITEM 4	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For MUFG

(a)	Amount Beneficially Owned:	9,888,303
(b)	Percent of Class:	6.88%
(c)	Number of shares as to which the person has:
	(i) Sole power to vote or to direct the vote:	9,888,303
	(ii) Shared power to vote or to direct the vote:	-0-
	(iii) Sole power to dispose or to direct the disposition of:	9,888,303
	(iv) Shared power to dispose or to direct the disposition of:	-0-

For BTMU

(a)	Amount Beneficially Owned:	5,213,223
(b)	Percent of Class:	3.63%
(c)	Number of shares as to which the person has:
	(i) Sole power to vote or to direct the vote:	5,213,223
	(ii) Shared power to vote or to direct the vote:	-0-
	(iii) Sole power to dispose or to direct the disposition of:	5,213,223
	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUTB

(a)	Amount Beneficially Owned:	3,489,600
(b)	Percent of Class:	2.43%
(c)	Number of shares as to which the person has:
	(i) Sole power to vote or to direct the vote:	3,489,600
	(ii) Shared power to vote or to direct the vote:	-0-
	(iii) Sole power to dispose or to direct the disposition of:	3,489,600
(iv) Shared power to dispose or to direct the disposition of:		-0-

For MUS

(a)	Amount Beneficially Owned:	295,480
(b)	Percent of Class:	0.21%
(c)	Number of shares as to which the person has:
	(i) Sole power to vote or to direct the vote:	295,480

CUSIP NO. 560877300

(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	295,480
(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUSI

(a)	Amount Beneficially Owned:	241,000
(b)	Percent of Class:	0.17%
(c)	Number of shares as to which the person has:
	(i) Sole power to vote or to direct the vote:	241,000
	(ii) Shared power to vote or to direct the vote:	-0-
	(iii) Sole power to dispose or to direct the disposition of:	241,000
	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUAM

	(a)	Amount Beneficially Owned:	890,000
	(b)	Percent of Class:	0.62%
	(c)	Number of shares as to which the person has:
		(i) Sole power to vote or to direct the vote:	890,000
		(ii) Shared power to vote or to direct the vote:	-0-
		(iii) Sole power to dispose or to direct the disposition of:	890,000
		(iv) Shared power to dispose or to direct the disposition of:	-0-
ITEM 5	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

As of December 31, 2007, MUFG beneficially owns 9,888,303 shares indirectly through its subsidiaries as follows: BTMU holds 5,213,223 shares; MUTB holds 3,489,600 shares; MUS holds 295,480 shares (including 241,000 shares indirectly held through MUS’s subsidiary, MUSI); and MUAM holds 890,000 shares.

CUSIP NO. 560877300

ITEM 8	Identification and Classification of Members of the Group

Not applicable.

ITEM 9	Notice of Dissolution of Group

Not applicable.

ITEM 10	Certification

By signing below the filers certify that, to the extent of their best knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 560877300

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2008

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:     /s/ Takami Onodera

Name: Takami Onodera

Title: General Manager, Credit & Investment Management Division

CUSIP NO. 560877300

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2008

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:     /s/ Takami Onodera

Name: Takami Onodera

Title: General Manager, Credit Policy & Planning Division

CUSIP NO. 560877300

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2008

MITSUBISHI UFJ TRUST AND BANKING CORPORATION

By:     /s/ Koji Kawakami

Name: Koji Kawakami

Title: Deputy General Manager of Trust Assets Planning Division

CUSIP NO. 560877300

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2008

MITSUBISHI UFJ SECURITIES CO., LTD.

By:     /s/ Masayasu Tsukada

Name: Masayasu Tsukada

Title: General Manager, Corporate Planning Division

CUSIP NO. 560877300

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2008

MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC

By:     /s/ Yasutaka Suehiro

Name: Yasutaka Suehiro

Title: Managing Director

CUSIP NO. 560877300

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2008

MITSUBISHI UFJ ASSET MANAGEMENT CO., LTD.

By:     /s/ Katsutoshi Edamura

Name: Katsutoshi Edamura

Title: General Manager of Risk Management Division